Exhibit 99.1

Laser Photonics Announces Closing of $7.9 Million Public Offering

ORLANDO, FL / ACCESS Newswire / September 15, 2026 / Laser Photonics Corporation (NASDAQ:LASE) (the “Company”), a developer of laser systems for industrial and defense applications, today announced that it closed its previously announced public offering on September 14, 2026 of 10,500,000 shares of common stock, Series B-1 warrants to purchase up to 10,500,000 shares of common stock and Series B-2 warrants to purchase up to 10,500,000 shares of common stock, at a combined public offering price of $0.75 per share and accompanying warrants. The warrants have an exercise price of $0.75 per share and are exercisable upon issuance. The Series B-1 warrants will expire five years from the date of issuance and the Series B-2 warrants will expire twenty-four months from the date of issuance.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering were approximately $7.9 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for research and development for the Company’s various laser-based technologies, acquisitions and working capital.

A registration statement on Form S-1 (File No. 333-298783) relating to the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on September 10, 2026. The offering was made only by means of a prospectus forming part of the effective registration statement relating to the offering. A final prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus may be obtained on the SEC’s website at https://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ:LASE) is a developer of laser systems for industrial and defense applications. The Company develops and manufactures advanced laser technologies used in cleaning, surface preparation, and precision material processing across demanding operating environments. Laser Photonics serves a broad range of end markets, including defense and government, aerospace, energy, maritime, automotive, and advanced manufacturing. Through a combination of internal development, strategic acquisitions, and partnerships, the Company continues to expand its product portfolio and address new applications where performance, efficiency, and environmental considerations are critical. For more information, please visit laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including, without limitation, statements regarding the intended use of net proceeds from the offering. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in our Registration Statement and other filings with the SEC for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact

Lucas A. Zimmerman & Ian Scargill

MZ Group – MZ North America

(262) 357-2918

LASE@mzgroup.us

www.mzgroup.us